AMENDMENT LEASE AGREEMENT FOR THE
MORGANTOWN ENTERPRISE CENTER

THIS AMENDED AGREEMENT dated the 26 day of March, 2010 by and between the MONONGALIA COUNTY DEVELOPMENT AUTHORITY (MCDA), a West Virginia public corporation, party of the first part (“Lessor”); and PROTEA BIOSCIENCES, INC., a Delaware Corporation, party of the second part (“Lessee”):

WHEREAS, the Lessor and Lessee entered into a Lease Agreement for space located at the Morgantown Enterprise Center dated the 8th day of October, 2009 (Lease); and

WHEREAS, the Lessor and Lessee want to amend certain provisions of that Lease Agreement;

WHEREFORE, the Lessor and Lessee agree to the following amendments:

A. Paragraph 1, Premises shall be amended to read as follows:

1. Premises. Whereas Lessor currently leases to Lessee the entire ground floor (3,847 SF); Rooms 108, 134, 135, 136, and 145 on the first floor (2029 SF); Rooms 214, 215, 216, 224, 225, 226, 234, 235, and 246 on the second floor (2,432 SF) all totaling 8,308 SF (collectively referred to as the ‘Leased Premises’) of that certain building situate, lying and being in the City of Morgantown, Morgan District, Monongalia County, West Virginia, known as the Morgantown Enterprise Center (MEC), which has an address of 955 Hartman Run Road, Morgantown, West Virginia 26505 (“Building”).

Subject to the provision of paragraph 5 below Lessee shall have first right of refusal to lease any other space in the Building that is vacated by other tenants during the term of this Lease Agreement and any extension of the term.

B. Paragraph 5, Rent shall be amended to read as follows:

5. Rent. The Lessee agrees to pay a base monthly rental of $9,120.50 per month due and payable on January 1, 2010, February 1, 2010 and March 1, 2010. Beginning April 1, 2010 and continuing on the first day of each month thereafter, up to and including December 31, 2010, Lessee agrees to pay a base monthly rental of $10,038.83 per month. All monthly rental payments shall be paid on or before the first day of each month and shall be made directly to the Lessor at the address provided below.

Lessee agrees, that in addition to the monthly rental set forth above, upon termination of the Lease Agreement for any reason Lessee shall pay Lessor one half (1/2) of the then total monthly Lease payments based upon the rental payment amount for the last full month this Lease Agreement or any extension, for a period of up to 12 months or until the space vacated by the Lessee is leased, whichever comes first. This payment shall be compensation due Lessor for granting Lessee the first right of refusal to Lease additional space as set forth above in paragraph 1.

Any and all other provisions of the Lease Agreement are hereby ratified and affirmed and shall remain in full force and effect as if expressly set forth in this Agreement.

WITNESS the following signatures and seals:

Lessor:

MONONGALIA COUNTY DEVELOPMENT AUTHORITY, a West Virginia public corporation,

By:	/s/ David Yoder
David Yoder

Its:	President

Lessee:

PROTEA BIOSCIENCES, INC

By:	/s/ Stephen Turner
Stephen Turner

Its:	Chief Executive Officer

STATE OF WEST VIRGINIA,

COUNTY OF MONONGALIA, TO-WIT:

The foregoing instrument was acknowledged before me this 26th day of MARCH, 2010, by David W. Yoder, President of Monongalia County Development Authority, a West Virginia public corporation, for and on its behalf.

My commission expires:  Nov. 20, 2015

/s/ Christopher A. Barnum
Notary Public

STATE OF WEST VIRGINIA,

COUNTY OF MONONGALIA, TO-WIT:

The foregoing instrument was acknowledged before me this 19th day of March, 2010 by Steve Turner, CEO of Protea Biosciences, Inc., a West Virginia Corporation, for and on its behalf.

My commission expires: 9/2/18

/s/ Lauren B. Ferrell
Notary Public